Exhibit 99.1

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com
Medco Reports Strong First-Quarter Results; Record EPS, Mail-Order Volume, Generic Dispensing Rates
Reaffirms 2008 GAAP EPS Guidance Reflecting Growth of 27-29 Percent over 2007
First-Quarter Year-Over-Year Highlights (adjusted for January 2008 two-for-one stock split):
•	GAAP diluted EPS increased 6.4 percent to $0.50 from $0.47

•	Diluted EPS increased 5.8 percent to $0.55 from $0.52, excluding $0.05 in amortization of intangible assets from the 2003 spin-off

•	Record net revenues of nearly $13.0 billion, an increase of 16.2 percent from $11.2 billion

•	Specialty revenues increased 30 percent to a record of nearly $1.9 billion from $1.4 billion

•	Record mail-order prescription volume of 26.6 million, up 3.2 million prescriptions, or 13.7 percent from 23.4 million

•	Record-high generic dispensing rate of 63.3 percent, an increase of 5.1 percentage points from 58.2 percent
Reaffirms 2008 Guidance:
•	GAAP diluted EPS guidance of $2.07 to $2.11, reflects growth of 27 to 29 percent over 2007

•	Diluted EPS guidance, excluding amortization of intangible assets, of $2.27 to $2.31, reflects growth of 25 to 27 percent over 2007
FRANKLIN LAKES, N.J., April 29, 2008 — Driven by record mail-order volume, generics performance, and a spectacular sales year, Medco Health Solutions, Inc. (NYSE: MHS) today reported an increase of 6.4 percent in first-quarter 2008 GAAP diluted earnings per share to $0.50, compared to $0.47 for the first quarter of 2007. Excluding $0.05 per share in amortization of intangible assets that existed when Medco became a publicly traded company, first-quarter 2008 diluted earnings per share increased 5.8 percent to $0.55 from $0.52 in first-quarter 2007.
“With record-setting performance across our core growth drivers, including particular strength from mail-order volumes, generics and specialty, as well as continuing strong new business growth and renewals, Medco remains on track to achieve its 27 to 29 percent earnings per share growth expectations for 2008. Our 2008 annualized new-named sales grew to $5.1 billion from the previously reported $4.9 billion and retention rates remained at a historically high 98 percent. Additionally, 2008 net-new sales climbed to $4.6 billion, up significantly from the previous $4.0 billion,” said David B. Snow Jr., Medco chairman and CEO.

Medco First-Quarter 2008 Earnings Page 2
“The recently announced new and aligned agreement with UnitedHealth Group through the end of 2012 provides opportunities for both Medco and UnitedHealth Group, advancing our relationship with this important client. Also, our recently announced international initiatives in Sweden and Germany provide long-term opportunities that extend our technological and operational expertise beyond the United States. These initiatives are part of a broader, multifaceted growth strategy that holds great promise for the future,” Snow said.
Richard J. Rubino, chief financial officer, added: “Our strong first-quarter 2008 EPS growth is particularly satisfying in light of the first-quarter 2007 benefit from the short-term availability of generic Plavix®, which made first-quarter 2007 the strongest quarter in 2007. In the first quarter of 2008 we successfully installed significant new accounts such as FEP, State of New York, and HIP of Greater New York, and incurred related start-up costs amounting to approximately $8 million or $0.01 per share. Also, our first-quarter demonstrated a strong growth rate despite a non-recurring interest rate swap write-off associated with our March 2008 senior notes issuance, amounting to $9.8 million, or $0.01 per share.”
First-Quarter Financial and Operational Results
Medco reported record net revenues of nearly $13.0 billion, a 16.2 percent increase from first-quarter 2007. Net revenues increased primarily as a result of price inflation on brand-name drugs, and higher volumes associated with significant new client wins, partially offset by higher generic dispensing rates. Diabetic supplies associated with our PolyMedica acquisition also contributed to the net revenues growth.
The record generic dispensing rates, which benefit clients and members and contribute to higher gross margins, reduced net revenues by approximately $750 million compared to the first quarter of 2007.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, increased 9.1 percent from the first quarter of 2007 to 206.7 million prescriptions. Mail-order prescription volume increased 13.7 percent to 26.6 million. Retail prescription volume increased 6.4 percent to 127.2 million. Adjusted mail-order prescriptions as a percentage of total adjusted prescriptions increased 1.5 percentage points, reaching 38.4 percent. (Please see Table 6 for the calculation of adjusted prescription volume).
Total gross margin of 6.9 percent remained consistent with the first quarter of 2007, which benefited from the short-term supply of generic Plavix. For the first quarter of 2008, record-level mail-order prescription volume and generic dispensing rates, partially offset by the start-up costs from the significant new client installations, contributed to sustaining the margin percentage at a rate comparable to the strong first quarter of 2007. (Please see Table 5 for generic dispensing rate information).
Total selling, general and administrative expense increased 32.2 percent to $328.4 million from the first quarter of 2007. The increase reflects the fourth-quarter 2007 acquisitions of PolyMedica and Critical Care Systems, and employee-related costs associated with enterprise-wide business growth, including client and product support activities.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter increased $45.1 million, or 8.0 percent, to $611.9 million compared to the same period last year. EBITDA per adjusted prescription decreased 1.0 percent to $2.96, compared to $2.99 in the first quarter of 2007, reflecting the Plavix benefit in first-quarter 2007 and the new client start-up costs. Sequentially, EBITDA per adjusted prescription increased 16.5 percent from $2.54 in the fourth quarter of 2007, which included $38 million in fourth-quarter start-up costs and expenses. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income).

Medco First-Quarter 2008 Earnings Page 3
Interest and other (income) expense, net, of $54.3 million in first-quarter 2008 increased $39.4 million over the first quarter of 2007, largely attributable to higher debt levels from the 2007 refinancing and the senior notes issuance in March 2008. This expense also includes a $9.8 million non-recurring charge from a swap write-off associated with the issuance.
The effective tax rate for the first quarter of 2008 was 39.7 percent, in line with first-quarter 2007. Net income of $270.2 million declined 1.7 percent from the same quarter last year, primarily reflecting the Plavix benefit in first-quarter 2007, and the first-quarter 2008 new client start-up costs and swap write off.
Medco generated year-to-date cash flows from operations of $165.5 million, compared to $100.5 million for the same period in 2007, reflecting strong cash flows from core operations. The company closed the first quarter of 2008 with $540.6 million of cash on its balance sheet.
Senior Notes Issuance
On March 18, 2008, Medco completed an underwritten public offering of $300 million aggregate principal amount of 5-year senior notes and $1.2 billion aggregate principal amount of 10-year senior notes. Medco used the net proceeds from the sale of these senior notes to repay borrowings under its revolving credit facility used to fund the PolyMedica acquisition.
Share Repurchase Program
In conjunction with its $5.5 billion share repurchase program, Medco repurchased 21 million shares at a cost of $1 billion during the first quarter, representing an average per-share cost of $47.55. From the inception of the share repurchase program in 2005 through the end of the first quarter of 2008, Medco has repurchased 132.4 million shares at a total cost of $4.5 billion, with an average per-share cost of $34.10.
Specialty Pharmacy Segment
Revenues for Medco’s specialty pharmacy segment, Accredo Health Group, achieved a new record and grew 30.3 percent to nearly $1.9 billion, compared to $1.4 billion in the first quarter of 2007, primarily the result of the contribution from significant new clients commencing in January 2008, and the addition of Critical Care Systems in fourth-quarter 2007.
Gross margin in first-quarter 2008 of 7.7 percent declined from 8.0 percent in first-quarter 2007, reflecting new client mix and start-up costs from new client installations. Operating income rose 19.1 percent, to $63.7 million from $53.5 million in the first quarter of 2007, driven by increased mail-order volume from the new business.
Reaffirming 2008 Guidance
For full-year 2008, Medco continues to expect GAAP diluted earnings per share in the range of $2.07-$2.11, representing growth of 27-29 percent over 2007. Diluted earnings per share in 2008, excluding the effect of amortization of intangibles that existed when Medco became a public company, continue to be projected in the range of $2.27-$2.31, a growth rate of 25-27 percent over 2007. (Please see Table 9 for a reconciliation of earnings per share guidance).
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows

Medco First-Quarter 2008 Earnings Page 4
from operations data as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, is affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a public company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 and were pushed down to Medco’s balance sheet. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and enhances comparability with its peers. The intangible asset amortization resulting from Medco’s acquisitions, such as the acquisition of Accredo Health, Incorporated in August 2005, is not part of the excluded amortization in this calculation because it results from a Medco investment decision.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on April 29, 2008 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.
For a replay of the call:
A replay of the call will be available after the event on April 29, 2008 through May 13, 2008. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 42421044.
About Medco
Medco Health Solutions, Inc., (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2007 total net revenues of more than $44 billion. Medco’s prescription drug benefit programs, covering approximately one in five Americans, are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program and those served by its specialty pharmacy segment, Accredo Health Group. Medco, the world’s most advanced pharmacy™, is positioned to serve the unique needs of patients with chronic and complex conditions through its Medco Therapeutic Resource Centers®, including its enhanced diabetes pharmacy care practice through

Medco First-Quarter 2008 Earnings Page 5
the Liberty acquisition. Medco is the highest-ranked independent pharmacy benefit manager on the 2008 Fortune 100 list. On the Net: http://www.medco.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;
•	Failure to retain key clients could result in significantly decreased revenues and could harm our profitability;
•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline;
•	Our acquisition activity increased recently and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;
•	If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations;
•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;
•	Failure to execute our Medicare Part D prescription drug benefits strategy could adversely impact our business and financial results;
•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;
•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;
•	We are subject to corporate integrity agreements and noncompliance may impede our ability to conduct business with the federal government;
•	Legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business;
•	Our specialty pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or increase our revenues;
•	Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;
•	Our specialty pharmacy business, Medicare Part D offerings and certain revenues from diabetes testing supplies expose us to increased credit risk;
•	Changes in industry pricing benchmarks could adversely affect our financial performance;

Medco First-Quarter 2008 Earnings Page 6
•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance;
•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if products are withdrawn from the market, if prescription drugs transition to over-the-counter products, or if increased safety risk profiles of specific drugs result in utilization decreases;
•	We may be subject to liability claims for damages and other expenses that are not covered by insurance;
•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business;
•	We could be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives;
•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our PolyMedica diabetes testing supplies revenues and profits under our Liberty brand; and
•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco First-Quarter 2008 Earnings Page 7
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended
	March 29,	March 31,
	2008	2007
Product net revenues (Includes retail co-payments of $2,102 for 2008, and $1,986 for 2007)	$12,806.9	$11,026.3
Service revenues	156.0	133.3

Total net revenues	12,962.9	11,159.6

Cost of operations:
Cost of product net revenues (Includes retail copayments of $2,102 for 2008, and $1,986 for 2007)	12,016.8	10,349.9
Cost of service revenues	45.9	36.0

Total cost of revenues	12,062.7	10,385.9
Selling, general and administrative expenses	328.4	248.4
Amortization of intangibles	69.5	54.6
Interest and other (income) expense, net	54.3	14.9

Total cost of operations	12,514.9	10,703.8

Income before provision for income taxes	448.0	455.8
Provision for income taxes	177.8	181.0

Net income	$270.2	$274.8

Basic earnings per share (1):
Weighted average shares outstanding	526.9	573.5
Earnings per share	$0.51	$0.48

Diluted earnings per share (1):
Weighted average shares outstanding	537.8	582.3
Earnings per share	$0.50	$0.47

(1)	All share and per share amounts have been adjusted for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective January 24, 2008.

Medco First-Quarter 2008 Earnings Page 8
Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	March 29,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$540.6	$774.1
Short-term investments	70.4	70.3
Manufacturer accounts receivable, net	1,692.4	1,516.2
Client accounts receivable, net	1,443.2	1,340.3
Income taxes receivable	208.1	216.0
Inventories, net	1,967.0	1,946.0
Prepaid expenses and other current assets	292.3	285.4
Deferred tax assets	151.7	154.4

Total current assets	6,365.7	6,302.7
Property and equipment, net	724.0	725.5
Goodwill	6,234.0	6,230.2
Intangible assets, net	2,835.8	2,905.0
Other noncurrent assets	75.0	54.5

Total assets	$16,234.5	$16,217.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,447.5	$2,812.9
Client rebates and guarantees payable	1,481.9	1,092.2
Accrued expenses and other current liabilities	674.5	624.1
Short-term debt	600.0	600.0

Total current liabilities	5,203.9	5,129.2
Long-term debt, net	3,589.9	2,894.4
Deferred tax liabilities	1,125.7	1,167.0
Other noncurrent liabilities	140.4	152.0

Total liabilities	10,059.9	9,342.6

Total stockholders’ equity	6,174.6	6,875.3

Total liabilities and stockholders’ equity	$16,234.5	$16,217.9

	March 29,	December 29,
	2008	2007
Balance Sheet Debt:
Accounts receivable financing facility	$600.0	$600.0
Senior unsecured revolving credit facility	600.0	1,400.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	497.5	497.4
6.125% senior notes due 2013, net of unamortized discount	298.3	—
7.125% senior notes due 2018, net of unamortized discount	1,187.5	—
Fair value of interest rate swap agreements	6.6	(3.0)

Total debt	$4,189.9	$3,494.4

Medco First-Quarter 2008 Earnings Page 9
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
Table 3.

	Quarters Ended
	March 29,	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$270.2	$274.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40.1	41.5
Amortization of intangibles	69.5	54.6
Deferred income taxes	(42.4)	(35.7)
Stock-based compensation on employee stock plans	29.4	20.2
Tax benefit on employee stock plans	40.9	41.9
Excess tax benefits from stock-based compensation arrangements	(24.2)	(27.3)
Other	33.8	12.0
Net changes in assets and liabilities:
Manufacturer accounts receivable, net	(176.2)	(37.0)
Client accounts receivable, net	(125.8)	(42.4)
Inventories, net	(21.0)	(28.8)
Prepaid expenses and other current assets	(5.8)	(4.6)
Income taxes receivable	7.9	(2.9)
Other noncurrent assets	(4.0)	4.9
Claims and other accounts payable	(365.4)	(559.5)
Client rebates and guarantees payable	389.7	274.5
Accrued expenses and other current and noncurrent liabilities	48.8	114.3

Net cash provided by operating activities	165.5	100.5

Cash flows from investing activities:
Capital expenditures	(39.1)	(25.0)
Purchases of securities and other investments	(6.5)	(5.9)
Proceeds from sale of securities and other investments	—	2.6

Net cash used by investing activities	(45.6)	(28.3)

Cash flows from financing activities:
Proceeds from long-term debt	1,885.7	—
Repayments on long-term debt	(1,200.0)	(18.9)
Proceeds under accounts receivable financing facility	—	275.0
Debt issuance costs	(10.1)	—
Settlement of cash flow hedge	(45.4)	—
Purchase of treasury stock	(1,000.8)	(781.9)
Excess tax benefits from stock-based compensation arrangements	24.2	27.3
Net (payments) proceeds from employee stock plans	(7.0)	90.9

Net cash used by financing activities	(353.4)	(407.6)

Net decrease in cash and cash equivalents	(233.5)	(335.4)
Cash and cash equivalents at beginning of period	774.1	818.5

Cash and cash equivalents at end of period	$540.6	$483.1

Medco First-Quarter 2008 Earnings Page 10
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

	Quarter Ended			Quarter Ended
	March 29,			March 31,
	2008 (1)	Increase (Decrease)		2007
Consolidated income statement results
Retail product revenues (2)	$7,415.6	$703.3	10.5%	$6,712.3
Mail-order product revenues	5,391.3	1,077.3	25.0%	4,314.0

Total product net revenues (2)	12,806.9	1,780.6	16.1%	11,026.3

Client and other service revenues	114.8	18.0	18.6%	96.8
Manufacturer service revenues	41.2	4.7	12.9%	36.5

Total service revenues	156.0	22.7	17.0%	133.3

Total net revenues (2)	12,962.9	1,803.3	16.2%	11,159.6

Cost of product net revenues (2)	12,016.8	1,666.9	16.1%	10,349.9
Cost of service revenues	45.9	9.9	27.5%	36.0

Total cost of revenues (2)	12,062.7	1,676.8	16.1%	10,385.9
Selling, general and administrative expenses	328.4	80.0	32.2%	248.4
Amortization of intangibles	69.5	14.9	27.3%	54.6
Interest and other (income) expense, net	54.3	39.4	264.4%	14.9

Income before provision for income taxes	448.0	(7.8)	-1.7%	455.8
Provision for income taxes	177.8	(3.2)	-1.8%	181.0

Net Income	$270.2	$(4.6)	-1.7%	$274.8

Diluted earnings per share (3):
Weighted average shares outstanding	537.8	(44.5)	-7.6%	582.3
Earnings per share	$0.50	$0.03	6.4%	$0.47

Earnings per share, excluding intangible amortization (4)	$0.55	$0.03	5.8%	$0.52

Gross margin (5)
Product	$790.1	$113.7	16.8%	$676.4
Product gross margin percentage	6.2%	0.1%		6.1%
Service	$110.1	$12.8	13.2%	$97.3
Service gross margin percentage	70.6%	-2.4%		73.0%
Total	$900.2	$126.5	16.4%	$773.7
Total gross margin percentage	6.9%	0.0%		6.9%

(1)	Includes PolyMedica’s and Critical Care System’s operating results commencing October 31, 2007 and November 14, 2007, the dates of acquisition, respectively.

(2)	Includes retail co-payments of $2,102 million for the first quarter of 2008 and $1,986 million for the first quarter of 2007.

(3)	All share and per share amounts have been adjusted for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective January 24, 2008.

(4)	Please refer to Table 8 for reconciliation of the earnings per share excluding intangible amortization.

(5)	Defined as net revenues minus cost of revenues.

Medco First-Quarter 2008 Earnings Page 11
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

	Quarter Ended			Quarter Ended
	March 29,			March 31,
	2008 (1)	Increase (Decrease)		2007
Volume Information
Retail Prescriptions	127.2	7.7	6.4%	119.5
Mail-order Prescriptions	26.6	3.2	13.7%	23.4

Total Prescriptions	153.8	10.9	7.6%	142.9

Adjusted prescriptions (2)	206.7	17.2	9.1%	189.5
Adjusted mail-order penetration (3)	38.4%	1.5%		36.9%

Other volume (4)	1.2	1.2	N/M *	—

Generic Dispensing Rate Information
Retail generic dispensing rate	65.3%	5.1%		60.2%
Mail-order generic dispensing rate	53.6%	5.2%		48.4%
Overall generic dispensing rate	63.3%	5.1%		58.2%

Manufacturer Rebate Information
Rebates earned	$1,053	$134	14.6%	$919
Percent of rebates retained	20.0%	1.7%		18.3%

Depreciation Information
Cost of revenues depreciation	$10.8	$0.3	2.9%	$10.5
SG&A expenses depreciation	29.3	(1.7)	-5.5%	31.0

Total depreciation	$40.1	$(1.4)	-3.4%	$41.5

(1)	Includes PolyMedica’s and Critical Care System’s operating results commencing October 31, 2007 and November 14, 2007, the dates of acquisition, respectively.

(2)	Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

(3)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(4)	Represents over-the-counter drugs, as well as diabetic supplies primarily dispensed by Polymedica.

*Not meaningful

Medco First-Quarter 2008 Earnings Page 12
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended
	March 29,		March 31,
	2008 (1)		2007
EBITDA Reconciliation:
Net income	$270.2		$274.8
Add:
Interest and other (income) expense, net	54.3	(2)	14.9
Provision for income taxes	177.8		181.0
Depreciation expense	40.1		41.5
Amortization expense	69.5		54.6

EBITDA	$611.9		$566.8

Adjusted prescriptions (3)	206.7		189.5

EBITDA per adjusted prescription	$2.96		$2.99

(1)	Includes PolyMedica’s and Critical Care System’s operating results commencing October 31, 2007 and November 14, 2007, the dates of acquisition, respectively.

(2)	Includes a $9.8 million charge for the forward-starting interest rate swap agreements associated with the March 2008 issuance of senior notes.

(3)	Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Medco First-Quarter 2008 Earnings Page 13
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

	Quarter Ended			Quarter Ended
	March 29,			March 31,
	2008 (1)	Increase (Decrease)		2007
Specialty Pharmacy:
Product net revenues	$1,874.5	$439.5	30.6%	$1,435.0
Service revenues	15.1	0.4	2.7%	14.7

Total net revenues	1,889.6	439.9	30.3%	1,449.7
Total cost of revenues	1,744.5	410.9	30.8%	1,333.6
Selling, general and administrative expenses	70.4	17.4	32.8%	53.0
Amortization of intangibles	11.0	1.4	14.6%	9.6

Operating Income	$63.7	$10.2	19.1%	$53.5

Gross Margin (2)	$145.1	$29.0	25.0%	$116.1
Gross margin percentage	7.7%	-0.3%		8.0%

(1)	Includes Critical Care System’s operating results commencing November 14, 2007, the date of acquisition.

(2)	Defined as net revenues minus cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
(In millions, except for per share data)
Table 8.

	Quarter Ended	Quarter Ended
	March 29, 2008	March 31, 2007
Earnings Per Share Reconciliation Post-Split (1):
GAAP diluted earnings per share	$0.50	$0.47

Adjustment for the amortization of intangible assets (2)	0.05	0.05

Diluted earnings per share, excluding intangible amortization	$0.55	$0.52

(1)	Per share amounts have been adjusted for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective January 24, 2008.

(2)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

Medco First-Quarter 2008 Earnings Page 14
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
(In millions, except for per share data)
Table 9.

	Full Year ended	Estimated
	December 29, 2007	Full Year Ended December 27, 2008
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation Post-Split (1):
GAAP diluted earnings per share	$1.63	$2.07	$2.11

Adjustment for the amortization of intangible assets	0.19	0.20	0.20

Diluted earnings per share, excluding intangible amortization	$1.82	$2.27	$2.31

Diluted earnings per share growth over prior year		27%	29%
Diluted earnings per share growth over prior year, excluding intangible amortization		25%	27%

(1)	Per share amounts have been adjusted for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective January 24, 2008.